Exhibit 99.1
RedEnvelope, Inc. Appoints John Pound Chairman of Board
SAN FRANCISCO, CA (February 7, 2007) — RedEnvelope, Inc. (NASDAQ: REDE) announced today that its Board of Directors has elected John Pound as Chairman of the Company’s Board of Directors. Mr. Pound is the Manager of The Integrity Brands Fund, L.P, which is a significant stockholder of the Company. Daniel Lyle, who has served as a member of the Board since July 2003 and as Chairman of the Board since August 2005, will continue to serve on the Board and as Chairman of the Audit Committee.
Ken Constable, President and Chief Executive Officer, commented, “We are pleased that John has agreed to serve as Chairman. His background in brands and multi-channel specialty retail will be valuable as we develop strategies to unlock the potential in the RedEnvelope brand and business model. We are also grateful for Dan’s contributions as Chairman, and we look forward to his continued leadership as Chairman of the Audit Committee and as a member of the Board.”
Mr. Constable concluded, “We are confident that we will continue to move the Company forward under John’s and my leadership in 2007 and beyond.”
About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— ### —